                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         GOLDEN POULTRY COMPANY, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                         GOLDEN POULTRY COMPANY, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ---------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ---------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ---------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ---------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ---------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ---------------------------------------------------------------------

    (3) Filing Party:

        ---------------------------------------------------------------------

    (4) Date Filed:

        ---------------------------------------------------------------------

                         GOLDEN POULTRY COMPANY, INC.
                      244 PERIMETER CENTER PARKWAY, N.E.
                            ATLANTA, GEORGIA 30346

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 25, 1995

TO THE SHAREHOLDERS OF GOLDEN POULTRY COMPANY, INC.:

  The Annual Meeting of Shareholders of Golden Poultry Company, Inc. (the "Company"), will be held at the Company's corporate offices, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia, on the 25th day of October, 1995, at 3:00 p.m., for the following purposes:

    1. To elect four (4) directors of Class III to the Board of Directors to serve until the annual meeting of shareholders in 1998;

    2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only shareholders of record of the Company at the close of business on September 8, 1995 will be entitled to vote at the meeting. The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at any such adjournment. The transfer books will not be closed. A complete list of shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

                                          By Order of the Board of Directors,

                                          /s/ JACK L. LAWING
                                          ------------------------
                                          JACK L. LAWING,
                                          Secretary

Atlanta, Georgia
September 25, 1995

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         GOLDEN POULTRY COMPANY, INC.
                      244 PERIMETER CENTER PARKWAY, N.E.
                            ATLANTA, GEORGIA 30346
                                (404) 393-5000

                                PROXY STATEMENT

                      ANNUAL MEETING -- OCTOBER 25, 1995

  This Proxy Statement is being furnished by the Board of Directors of Golden Poultry Company, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 3:00 p.m. on October 25, 1995 at the corporate offices of the Company, and at any adjournments thereof. The enclosed proxy is revocable at any time prior to its exercise at the Annual Meeting by giving written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting.

  The executive offices of the Company are located at 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about September 25, 1995. An annual report to shareholders, including financial statements for the year ended July 1, 1995, is being mailed to shareholders with this Proxy Statement.

  Only owners of record of shares of Common Stock of the Company at the close of business on September 8, 1995, the record date for the Annual Meeting, are entitled to vote at the meeting or any adjournments thereof. At the close of business on the record date, the Company had outstanding and entitled to vote at the Annual Meeting 14,517,819 shares of Common Stock.

  All proxies received by the Company will be voted in accordance with the instructions appearing on such proxies. In the absence of contrary instructions, the proxy will be voted for the election of the four nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

  Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. In determining whether a quorum exists at the annual meeting for the purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. The vote required for the election of directors is a plurality of the votes cast by the shares entitled to vote in the election, provided a quorum is present. Consequently, with respect to the proposal for the election of directors, votes withholding authority and broker non-votes will not be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, with respect to the proposal for the election of directors, a vote withholding authority or broker non-vote will have no effect. With respect to any other proposal to be voted on at the annual meeting, the required vote for approval is a majority of the shares of Common Stock represented and entitled to vote at the annual meeting. Consequently, with respect to those proposals (if any are properly made at the meeting), abstentions will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval, but broker non-votes will not be counted in such base for such proposals. Thus, an abstention will have the same effect as a vote "against" such proposal, while a broker non-vote will have no effect.

                             ELECTION OF DIRECTORS

                                (PROPOSAL ONE)

  The Board of Directors of the Company is divided into three classes, with the terms of office of each Class ending in successive years. The terms of directors in Class III expire with this Annual Meeting. The directors of Class I and Class II will continue in office. At the present time, there are three directors in Class I, four directors in Class II and four directors in Class
III. The shareholders are being asked to vote on the election of the four directors in Class III. Nominees W.W. Gaston, J. W. McIntyre, D.W. Sands and
J. Bekkers are presently directors.

  The following table sets forth the name of each nominee and director continuing in office; a description of his positions and offices with the Company, if any; a brief description of his principal occupation and business experience during at least the last five years; certain directorships presently held by him in companies other than the Company; and certain other information including his age.

                            INFORMATION ABOUT NOMINEE OR       YEAR FIRST ELECTED
 NAME                       DIRECTOR CONTINUING IN OFFICE          A DIRECTOR
 ----                       -----------------------------      ------------------
                             NOMINEES FOR DIRECTOR
                                   CLASS III
                       TERM EXPIRING ANNUAL MEETING 1998

 W. W. Gaston.........  Mr. Gaston is Chief Executive                 1982
                         Officer -- Retired of Gold Kist
                         Inc., a diversified Agricultural
                         Cooperative Association that is the
                         majority stockholders of the
                         Company ("Gold Kist"). Previously
                         Mr. Gaston served as Chief
                         Executive Officer of Gold Kist from
                         1984 to 1988 as President of Gold
                         Kist from 1978 to 1984, as Chairman
                         of the Gold Kist Management
                         Executive Committee from 1978 to
                         1988, and as a Member of the Gold
                         Kist Management Executive Committee
                         until his retirement in 1989. Mr.
                         Gaston is Chairman of the Boards of
                         Directors of Cotton States Mutual
                         Insurance Company and the Cotton
                         States Life and Health Insurance
                         Company. Mr. Gaston is also a
                         Director of Trust Company of
                         Georgia and Trust Company Bank. He
                         is 69.
 J. W. McIntyre.......  Mr. McIntyre served as Chairman of            1991
                         the Board of The Citizens and
                         Southern National Bank from 1986
                         until his retirement in December
                         1991. He previously served as
                         President of The Citizens and
                         Southern National Bank, as Vice
                         Chairman of the Board of The
                         Citizens and Southern Corporation
                         and as Chairman of the Board and
                         Chief Executive Officer of The
                         Citizens and Southern Georgia
                         Corporation. Mr. McIntyre serves as
                         a Trustee of the Global Health
                         Sciences Fund, Gables Residential
                         Trust, and Invesco Mutual Funds. He
                         is 65.
 D. W. Sands..........  Mr. Sands has been Chief Executive            1982
                         Officer Emeritus of Gold Kist since
                         October 1991. Previously, Mr. Sands
                         served as President and Chief
                         Executive Officer of Gold Kist from
                         1988 until his retirement in
                         October 1991. From 1984 through
                         1988, Mr. Sands served as President
                         and Chief Operating Officer of Gold
                         Kist. He is 69.
 J.   Bekkers.........  Mr. Bekkers is Vice President of the          1995
                         Company, having been elected to
                         that office in July 1995. He is
                         also Executive Vice President of
                         Gold Kist, a position he has held
                         since October 1994. Mr. Bekkers
                         previously served as the Division
                         Manager of the Gold Kist Northeast
                         Alabama Poultry Division from May
                         1988 until October 1994. He is 50.


                                INFORMATION ABOUT NOMINEE OR           YEAR FIRST ELECTED
 NAME                           DIRECTOR CONTINUING IN OFFICE            A DIRECTOR
------                        ---------------------------------        ------------------

                                 INCUMBENT DIRECTORS
                                       CLASS I
                          TERM EXPIRING ANNUAL MEETING 1996

 P. J. Gibbons........  Mr. Gibbons is Vice President -- Finance for          1982
                         Gold Kist, a position he has held since 1978.
                         He is 58.
 J. L. Stewart........  Mr. Stewart is Vice President -- Marketing for the    1986
                         Gold Kist Poultry Group, a position he has held
                         since 1981. He is 55.
 H. R. Holding........  Mr. Holding served as Vice Chairman of the Board --   1993
                         Finance Administration for BellSouth Corporation,
                         Atlanta, Georgia, from March 1991 until his
                         retirement in August 1993. He previously served as
                         Vice President and Senior Financial Officer of
                         BellSouth Corporation from May 1987 until January
                         1988 and as Executive Vice President -- Chief
                         Financial Officer of BellSouth Corporation from
                         January 1988 until March 1991. He is 61.

                                    CLASS II
                       TERM EXPIRING ANNUAL MEETING 1997

 H. O. Chitwood.......  Mr. Chitwood is Chairman of the Board of Directors    1982
                         of the Company, a position he has held since
                         October 1992; he previously served as Vice Chairman
                         of the Board of Directors from 1986 until election
                         to his current position. In addition, he is Chief
                         Executive Officer and Chairman of the Management
                         Executive Committee of Gold Kist, having been
                         elected to that office in October 1991. Mr.
                         Chitwood served as Chief Executive Officer of the
                         Company from 1986 until 1988 and as President from
                         1982 to 1986. He also served as Executive Vice
                         President and Chief Operating Officer of Gold Kist
                         from 1989 to October 1991, as Executive Vice
                         President of Gold Kist from 1988 until 1989, and as
                         Executive Vice President, Gold Kist Poultry Group,
                         from 1984 until 1988. He is a Director of
                         NationsBank of Georgia, N.A., Highland Exchange
                         Service Cooperative, and the National Council of
                         Farmer Cooperatives. He is 65.
 G. O. Coan...........  Mr. Coan is Vice Chairman of the Board of Directors   1982(1)
                         of the Company. He is also President and Chief
                         Operating Officer of Gold Kist, having been elected
                         to that office in October 1991. Previously he
                         served as Executive Vice President of Gold Kist
                         from 1990 to October 1991. He also served as
                         President of Golden Peanut Company, a peanut
                         procurement, processing and marketing company
                         headquartered in Atlanta, Georgia, from 1986 until
                         1990. Mr. Coan is a Director of the Archer Daniels
                         Midland Company. He is 59.
 K. N. Whitmire.......  Mr. Whitmire is Chief Executive Officer of the        1986
                         Company, a position he has held since 1988. He is
                         also Group Vice President of the Gold Kist Poultry
                         Group. He previously served as Vice President --
                         Operations of the Gold Kist Poultry Group from 1981
                         until 1988. He is 57.

                            INFORMATION ABOUT NOMINEE OR       YEAR FIRST ELECTED
 NAME                       DIRECTOR CONTINUING IN OFFICE          A DIRECTOR
 ----                       -----------------------------      ------------------
 J. H. Levergood......  Mr. Levergood is currently                    1987
                         President, Broadband Communications
                         Group of Scientific-Atlanta, Inc.,
                         in Atlanta, Georgia, a worldwide
                         supplier of communications
                         products, defense systems and test
                         instruments for industrial,
                         telecommunications, and government
                         applications. He was previously a
                         telecommunications consultant in
                         Atlanta, Georgia and served from
                         1989 to 1990 as President of Dowden
                         Communications, a
                         telecommunications consulting firm
                         in Atlanta, Georgia. From 1983 to
                         1989, Mr. Levergood was President
                         and Chief Operating Officer of
                         Scientific-Atlanta, Inc. He is a
                         Director of the Electronic Industry
                         Association Communication Group and
                         Special Audiences, Inc. He also
                         serves as a Senior Member of the
                         Society of Cable Television
                         Engineers. He is 61.

--------
(1) Mr Coan served as a director from 1982 to 1986 and was reelected as director in 1991 for his current term.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS AND COMPENSATION OF DIRECTORS

  In accordance with the By-Laws of the Company, the Board of Directors has created four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Long-Term Incentive Plan Committee. The Company does not have a nominating committee. Certain information regarding the functions of the Board's committees, their membership and the number of meetings held during the past fiscal year follows:

    Executive Committee. The Executive Committee has general authority, with
    -------------------
  certain exceptions, to exercise all of the power and authority of the Board in the management of the business and affairs of the Company. The members of the Executive Committee are H. O. Chitwood, G. O. Coan, K. N. Whitmire and J. H. Levergood. The Executive Committee held no formal meetings during the past fiscal year.

    Audit Committee. The Audit Committee reviews the financial statements of
    ---------------
  the Company, recommends to the Board the independent auditors to be employed by the Company and reviews with the independent auditors the scope and results of the Company's audits. The members of the Audit Committee are
  P. J. Gibbons, J. W. McIntyre and H. R. Holding. The Audit Committee held two meetings during the past fiscal year.

    Compensation Committee. The Compensation Committee is authorized to
    ----------------------
  consider, make recommendations and report to the Board on matters relating to compensation to be paid directors and officers of the Company. The members of the Compensation Committee are, H. O. Chitwood, W. W. Gaston, J.
  H. Levergood and K. N. Whitmire. The Compensation Committee held one meeting during the past fiscal year.

    Long Term Incentive Plan Committee. The Long Term Incentive Plan
    ----------------------------------
  Committee is authorized to administer the Company's 1988 Long Term Incentive Plan, to determine the grantees and recipients of stock options, stock appreciation rights and stock grants, to grant stock options and related stock appreciation rights and to award restricted and unrestricted stock awards under the Long Term Incentive Plan. The members of the Long Term Incentive Plan Committee are J. W. McIntyre, H. R. Holding and D. W. Sands. The Long Term Incentive Plan Committee held one meeting during the past fiscal year.

    Meetings. During the fiscal year ended July 1, 1995, the Board of
    --------
  Directors held four meetings. All of the directors attended at least 75% of the aggregate total of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

    Director Compensation. Directors of the Company who are employees of the
    ---------------------
  Company, Gold Kist or its affiliates do not receive any fee or remuneration for services as members of the Board of Directors or of any committee on the Board of Directors. Directors who are not employees of the Company or Gold Kist or its affiliates ("Outside Directors") receive a fee of $500.00 for each Board meeting or Board committee meeting attended. In addition, the Company's 1989 Non-Employee Director Stock Award Plan provides an annual award of 726 shares of Company Common Stock to each Outside Director who throughout the immediately preceding year was not an employee of the Company, Gold Kist or any affiliate, and to eligible Directors Emeriti of the Company (directors who have served as a director for at least 5 years at the time he or she ceases to be a director, and who, at such time, is not an employee of the Company, Gold Kist or any of its affiliates).

OWNERSHIP OF SECURITIES

  The following table sets forth information as of August 25, 1995, with respect to the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, each director and nominee, each executive officer and all of the Company's directors and executive officers as a group:

   NAME OF                              AMOUNT AND NATURE OF
   BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)(2) PERCENT OF CLASS
   ----------------                  -------------------------- ----------------
   Gold Kist Inc...................          10,602,407(3)              73%
   J. Bekkers......................              10,603                  *
   H. O. Chitwood..................              63,683                  *
   G. O. Coan......................              42,974                  *
   W. W. Gaston....................              66,124                  *
   P. J. Gibbons...................              11,523                  *
   H. R. Holding...................               1,826                  *
   J. L. Lawing....................              24,756                  *
   J. H. Levergood.................               5,111                  *
   D. W. Mabe......................               9,762                  *
   J. W. McIntyre..................               8,228                  *
   S. L. Prince....................               1,309
   E. C. Ragans....................              23,704                  *
   N. R. Robinson..................               3,682                  *
   D. W. Sands.....................             115,477                  *
   J. L. Stewart...................              59,758                  *
   L. C. Thomas....................               4,489                  *
   K. N. Whitmire..................              52,195                  *
   Directors and Executive Officers
    as a Group
    (16 persons)...................             505,204               3.44%

--------
* Less than one percent
(1) Information relating to beneficial ownership of Common Stock by persons set forth in this table is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Persons set forth in this table possessed sole voting and investment power with respect to all shares set forth by their names.
(2) Of the total number of shares set forth in this column, there were included those shares shown below as to which the following persons have a right to acquire upon the exercise of options which are presently exercisable or will become exercisable within 60 days after August 25, 1995: (i) Mr. Chitwood -- 38,995 shares; Mr. Coan -- 16,775 shares; Mr. Gaston -- 12,100 shares; Mr. Gibbons -- 3,961 shares; Mr. Lawing -- 3,961 shares; Mr. Prince -- 1,309 shares; Mr. Ragans -- 15,839 shares; Mr. Robinson --3,380 shares; Mr. Sands -- 33,275 shares; Mr. Stewart -- 16,655 shares; Mr. Thomas -- 3,961 shares; Mr. Whitmire -- 21,945 shares; and
    (ii) all directors and executive officers as a group -- 172,166 shares.
(3) Gold Kist's shares are owned through its wholly owned subsidiary Agri International, Inc. Gold Kist exercises sole voting and investment power with respect to all 10,602,407 shares. Gold Kist's mailing address is as follows: Gold Kist Inc., P. O. Box 2210, Atlanta, Georgia 30301.

                            EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth information concerning the compensation received by the Chief Executive Officer and the Company's four other most highly compensated executive officers:

                                                                             LONG-TERM COMPENSATION
                                                                    -----------------------------------------
                                           ANNUAL COMPENSATION               AWARDS             PAYOUTS
                                       ---------------------------- --------------------- -------------------
                                                            OTHER              SECURITIES LONG-TERM
                                                           ANNUAL   RESTRICTED UNDERLYING INCENTIVE ALL OTHER
     NAME AND                                             COMPENSA-   STOCK     OPTIONS/    PLAN    COMPENSA-
     PRINCIPAL            FISCAL YEAR  SALARY(1) BONUS(1)  TION(2)   AWARD(S)    SAR'S     PAYOUTS    TION
     POSITION                ENDED        ($)      ($)       ($)       ($)        (#)        ($)       ($)
     ---------           ------------- --------- -------- --------- ---------- ---------- --------- ---------
K. N. Whitmire           July 1, 1995  $ 71,039  $31,980    $176         0      2,476/0        0     $10,606(3)(4)(5)
 Chief Executive Officer June 25, 1994   61,759   83,283     --          0      5,447/0        0      13,079(3)(4)
 -----------------------
  and Director           June 26, 1993   46,040   59,853     --          0      5,445/0        0       7,932(3)(4)
  ------------
E. C. Ragans             July 1, 1995  $111,410  $ 6,600    $ 41         0      1,648/0        0     $ 3,128(5)
 President               June 25, 1994  102,210   27,000     --          0      3,630/0        0           0
 ---------
                         June 26, 1993   96,050   62,000     --          0      3,630/0        0           0
N. R. Robinson           July 1, 1995  $105,016  $61,000    $204         0        824/0        0     $ 3,433(5)
 Vice President          June 25, 1994   96,561   54,500     --          0      1,812/0        0           0
 --------------
                         June 26, 1993   87,800   42,000     --          0      1,815/0        0           0
S. L. Prince             July 1, 1995  $ 70,896  $28,300     --          0        276/0        0     $   360(5)
 Vice President          June 25, 1994   51,938   27,200     --          0        552/0        0           0
 --------------
                         June 26, 1993   47,673   21,000     --          0        500/0        0           0
D. W. Mabe               July 1, 1995  $105,020  $14,200    $176         0          0/0        0     $ 1,106(5)
 President, Carolina
 -------------------
  Golden Products        June 25, 1994   96,302   45,000     --          0          0/0        0           0
  ---------------
  Company                June 26, 1993   90,400   44,000     --          0          0/0        0           0
  -------

--------
(1) All executive officers of the Company, with the exception of E. C. Ragans,
    N. R. Robinson, S. L. Prince and D. W. Mabe also serve as officers or employees of Gold Kist. A portion of the Gold Kist annual compensation of these Gold Kist officers or employees, including K. N. Whitmire, was allocated to the Company. It is this allocated portion that is reflected in the table for Mr. Whitmire's annual compensation.
(2) Amounts shown include that portion of interest earned on voluntary salary and bonus deferrals under nonqualified deferred compensation plans above 120% of the applicable federal rate. Other than such amounts, for the fiscal years ended July 1, 1995, June 25, 1994, and June 26, 1993, no amounts of "Other Annual Compensation" were paid to each of the above named executive officers, except for perquisites and other personal benefits which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus annual bonus.
(3) Gold Kist has contracted to provide Mr. Whitmire, as a key employee of Gold Kist, with compensation benefits after normal retirement under the Management Deferred Compensation Plan. These benefits are paid monthly at an annual amount equal to 25% of the average annual salary for the ten-year period immediately prior to retirement. These benefits are payable following retirement to Mr. Whitmire or his designated beneficiary. A portion of the amounts accrued to fund these benefits is charged to the Company pursuant to the Administrative Services Agreement between the Company and Gold Kist. The amounts included in the table accrued by the Company in the indicated fiscal years for Mr. Whitmire pursuant to the Management Deferred Compensation Plan were as follows: 1995 -- $7,386; 1994 -- $11,535; and 1993 -- $7,702.
(4) The amounts set forth include the following amounts that were contributed by the Company for the indicated fiscal years on behalf of Mr. Whitmire pursuant to the Company's participation as a "participating employer" in the Gold Kist Profit Sharing and Investment Plan, a qualified defined contribution plan (401(K) plan): $1,170, $l,544, and $230 in fiscal 1995, 1994, and 1993, respectively.
(5) The amounts set forth include the following amounts that represent the value of the named executive officer's benefit from premiums paid by the Company pursuant to a split dollar life insurance plan for the named executive officers. With respect to Mr. Whitmire, the value of Mr. Whitmire's benefit from the amount allocated and charged to the Company for the payment of such premiums was $2,050. The Company uses the modified premium method in determining the portion of each premium dollar attributable to the named executive officers. The Company will recover the cost of premium payments from the cash value of the policies.

  Option Grants During the Fiscal Year Ended July 1, 1995. The following table
  -------------------------------------------------------
sets forth options to acquire Common Stock of the Company granted to each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended July 1, 1995:

                            INDIVIDUAL GRANTS (1)
                         ----------------------------
                                         PERCENT OF                             POTENTIAL REALIZABLE VALUE
                           NUMBER OF       TOTAL                                  AT ASSUMED ANNUAL RATES
                          SECURITIES      OPTIONS                               OF STOCK PRICE APPRECIATION
                          UNDERLYING     GRANTED TO   EXERCISE OR                    FOR OPTION TERM*
                            OPTIONS      EMPLOYEES    BASE PRICE   EXPIRATION   -------------------------------
NAME                     GRANTED(#)(2) IN FISCAL YEAR   ($/SH)        DATE          5%($)        10%($)
----                     ------------- -------------- ----------- ------------- ------------- -----------------
K. N. Whitmire..........     2,476         12.23        $ 6.50    July 27, 2004    $ 10,139       $  25,589
E. C. Ragans............     1,648          8.14          6.50    July 27, 2004       6,749          17,032
N. R. Robinson..........       824          4.07          6.50    July 27, 2004       3,374           8,516
S. L. Prince............       276          1.36          6.50    July 27, 2004       1,130           2,852
D. W. Mabe..............         0           --            --               --          --              --

--------
* The potential realizable value amounts shown illustrate the value that might be realized upon exercise immediately prior to expiration of their term assuming 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future price appreciation of the Company's Common Stock. The gains reflect a future value based upon growth at these prescribed rates. The values do not take into consideration the provisions of the options providing for nontransferability, vesting over a period of years or termination of the options upon termination of employment.
(1) These grants were made pursuant to the Company's 1988 Long Term Incentive Plan (the "Plan") approved by the shareholders in October 1988. The Plan provides for the grant of stock options and related stock appreciation rights and the grant of restricted and unrestricted stock awards. During the past three fiscal years, only options have been granted under the Plan. Options granted under the Plan may be incentive stock options intended to satisfy the provisions of the Internal Revenue Code or non-qualified stock options. The Company may grant options and award restricted stock and unrestricted stock with respect to a maximum of 756,250 shares of Common Stock, up to 226,875 of which such shares may be used for restricted stock and unrestricted awards. If a change of control of the Company occurs, as defined in the Plan, the Committee shall be authorized in its discretion to declare all options and related stock appreciation rights exercisable in full immediately.
(2) The options granted are exercisable by the named executive officers for a period extending from the date of vesting until July 27, 2004, provided that the grantee's employment with the Company is not terminated under circumstances other than retirement, disability, or death. The options may not be transferred, assigned, or pledged and may be exercised during the lifetime of the grantee only by the grantee. The options vest in equal 25% increments on the first four anniversary dates of the option agreement. The terms for all options indicated are identical.

  Option Exercises and Fiscal Year-End Values. The following table sets forth
  -------------------------------------------
all stock options exercised during the fiscal year ended July 1, 1995 by each of the executive officers named in the Summary Compensation Table and the number and value of unexercised options held by such executive officers at such fiscal year end:

                                                                                          VALUE OF UNEXERCISED
                            SHARES     VALUE    NUMBER OF SECURITIES UNDERLYING               IN-THE-MONEY
                         ACQUIRED ON  REALIZED UNEXERCISED OPTIONS AT FY-END (#)        OPTIONS AT FY-END ($)(1)
NAME                     EXERCISE (#)   ($)      EXERCISABLE         UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
----                     ------------ -------- ----------------    -----------------    ----------- -------------
K. N. Whitmire..........       0          0        17,393               10,495             $ 3,703      $ 1,234
E. C. Ragans............       0          0        12,704                7,094               2,776          926
N. R. Robinson..........       0          0         2,040                3,318                 694          232
S. L. Prince............       0          0           816                1,156                 370          123
D. W. Mabe..............       0          0             0                    0                   0            0

--------
(1) Calculated based on the difference between the option exercise price and the closing price of the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation National Market System on June 30, 1995.

  Pension Benefits. The table set forth below sets forth the estimated annual
  ----------------
benefits (before offset of Social Security benefits) payable for life upon retirement at normal age (65 years) under the Gold Kist Inc. Retirement Income Plan for Salaried Employees to persons in specified years of service and remuneration classifications. The Company is entitled to participate as an "Employing Company" in two Gold Kist noncontributory retirement plans, one for salaried employees and the other for hourly employees, which together cover substantially all employees who have served at least one year with the Company, including those employees subject to collective bargaining agreements. The Gold Kist Inc. Retirement Income Plan for Salaried Employees provides a retirement benefit for salaried employees after 30 years of credited service at age 65, which, when combined with the portion of the employee's primary Social Security benefit attributable to his employer's contributions, will equal 45% of the employee's average earnings during the five years in which the employee had the highest average earnings in the last ten years of employment immediately preceding attainment of age 65, or if retired before age 65, in the last ten years of employment immediately preceding early retirement. This plan also provides an early retirement benefit after age 55, with no reduction in benefit entitlement due to age, when the sum of the employee's age and years of service equals or exceeds 90. The benefit entitlement is reduced in either case for each year of credited service less than 30 years. The Gold Kist Inc. Pension Plan for Hourly Employees provides for employees who work until age 65 a monthly pension benefit equal to $9.00 for each year of plan participation, payable at age 65; early retirement is permitted after age 55 at reduced benefit levels. Both plans provide a death benefit for the surviving spouse of an active employee (who had at least five years credited service or was at least 55 years old at the time of death) which equals 50% of the deceased employee's accrued retirement income benefit. Accrued benefits under the plans vest after the employee attains five years of service or at age 55, and the minimum pension benefit at age 65 is $9.00 per month for each year of credited service.

  Amounts contributed for specific individuals under the Retirement Income Plan for Salaried Employees cannot be readily determined. For the plan year ended December 31, 1994, the Company made a contribution of $1,110,000 to the Pension Plan for Hourly Employees. Due to the Internal Revenue Service's Full Funding Limitation, the Company was not permitted to make a tax deductible contribution to the Retirement Income Plan for Salaried Employees for the plan year ended December 31, 1994.

                      ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
               ---------------------------------------------------------------------
REMUNERATION   10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS OR MORE
------------   -----------  -----------  -----------  -----------  -----------------
$50,000....... $     7,500  $    11,250  $    15,000  $    18,750          $ 22,500
$75,000.......      11,250       16,875       22,500       28,125            33,750
$100,000......      15,000       22,500       30,000       37,500            45,000
$150,000......      22,500       33,750       45,000       56,250            67,500
$200,000......      30,000       45,000       60,000       75,000            90,000
$250,000......      37,500       56,250       75,000       93,750           112,500

  For years after 1993, the maximum amount of compensation that can be used for determining an individual's benefit under a qualified plan is $150,000 per year.

  The amounts set forth in the columns entitled "Salary" and "Bonus" in the Summary Compensation Table are used to calculate retirement benefits under the plan. The executive officers named in the Summary Compensation Table have the following number of years of service credited under the Gold Kist Inc. Retirement Income Plan for Salaried Employees: Mr. Whitmire -- 30 credited years; Mr. Ragans -- 25 credited years; Mr. Prince -- 8 credited years; Mr. Mabe -- 16 credited years; and Mr. Robinson -- 12 credited years.

REPORT ON EXECUTIVE COMPENSATION.

  The Company's compensation policies are designed to fairly compensate its executive officers for individual and corporate performance, to attract and retain top quality management and to foster a long-term commitment to the Company. Executive officers are to be compensated for performance measured by a review of a performance criteria and achievement of corporate objectives. These compensation policies are intended to serve and be consistent with shareholder interests. These goals are accomplished by basing executive compensation on incentives for corporate performance and individual performance and initiative.

  The Company's compensation consists of three principal forms: base salary, annual bonus compensation, and awards of options, stock and stock appreciation rights granted pursuant to the Company's 1988 Long Term Incentive Plan. The Company's Compensation Committee establishes the annual salary and bonus of the executives based upon recommendations of the Company's executive management and adjusted in light of the Company's annual results of operations and each executive's contribution to that performance. In establishing annual salaries and bonuses, measurement of corporate performance is assessed on the basis of achievement of Company financial and operational objectives and general industry performance. Individual performance is necessarily related to the officer's scope of responsibility and accountability within the Company, achievement of position objectives and job performance. Base salary levels are established using consultants and surveys that are within the range of comparable positions at other companies, both geographically and industry-wide. The base salary ranges are one factor used when determining bonuses and other incentive awards.

  As a matter of policy, the Company has emphasized the use of annual bonuses and incentive awards under the Long Term Incentive Plan over base salary in determining executive compensation. To emphasize the priority the Company places upon annual performance, a significant component of the executive's compensation is provided by the Company's bonus plan. The performance related incentive compensation is based on results of operations, and the size of the bonus pool depends primarily on the corporation's achievement of certain financial goals. The size of the bonus pool is related to the Company's return on assets employed ("ROAE") for the fiscal year and depends upon the Company's achieving a targeted ROAE for the fiscal year. Additionally, the individual officers' awards are based upon assessment of each officer's annual performance and such officer's contribution to the results of the Company.

  The third primary component of executive compensation consists of awards of stock options, stock awards, and stock appreciation rights granted pursuant to the Company's Long Term Incentive Plan. The Plan is administered by the Long Term Incentive Plan Committee (the "Committee"), a committee of three members of the Board of Directors. Members of the Committee are not eligible to participate in the Plan while serving on the Committee. The Committee has full authority to determine the grantees of stock options, stock appreciation rights, restricted stock and unrestricted stock, as well as the dates and amounts thereof and makes such determinations upon recommendations of the Company's executive management.

  Awards under the Long Term Incentive Plan are designed to further incentivize executive compensation and to motivate executives to enhance corporate and stock performance and shareholder value. The Company believes that such awards reflect the results and performance of the Company. The requirement for continued employment with the Company and delayed vesting provisions for awards made under the Plan provide additional incentives for officers to remain in service with the Company and commit themselves to the continued long-term success of the Company and appreciation of shareholder value.

  The Company believes that assessing executive compensation with an emphasis on corporate performance results in an appropriate alignment of compensation with corporate goals and shareholder interests. As performance targets are accomplished, resulting in increase value to shareholders, executives are rewarded. The Compensation Committee and the Long Term Incentive Committee believe that compensation paid to executives adequately reflect these Company compensation policies.

  During the fiscal year ended July 1, 1995, Mr. Whitmire, the Company's Chief Executive Officer, served as Group Vice President -- Poultry Group of Gold Kist. His base salary and annual bonus compensation are established by the Compensation Committee of Gold Kist's Board of Directors. A portion of that compensation is allocated to the Company and is reflected in the Summary Compensation Table. The option grants indicated in the Option Grant Table were awarded on the basis of results for the fiscal year ended June 25, 1994, which reflected a decline in net earnings and earnings per share from the previous fiscal year.

  This report is submitted by the following members of the Compensation and Long-Term Incentive Committees:

   H. O. Chitwood................................. Compensation Committee
   W. W. Gaston................................... Compensation Committee
   J. H. Levergood................................ Compensation Committee
   K. N. Whitmire................................. Compensation Committee
   J. W. McIntyre................................. Long Term Incentive Committee
   D. W. Sands.................................... Long Term Incentive Committee
   H. R. Holding.................................. Long Term Incentive Committee

  Compensation Committee Interlocks and Insider Participation. During the
  -----------------------------------------------------------
fiscal year ended July 1, 1995, H. O. Chitwood, Chairman of the Company's Board of Directors and a member of the Compensation Committee, served as Chief Executive Officer of Gold Kist, and K. N. Whitmire, a Director and Chief Executive Officer of the Company, served as Group Vice President -- Poultry Group of Gold Kist. Director W. W. Gaston, a member of the Company's Compensation Committee, and D. W. Sands, a member of the Company's Long Term Incentive Committee, previously served as Chairman of the Company's Board of Directors and as Chief Executive Officer of Gold Kist.

COMPANY PERFORMANCE

  The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended July 1, 1995, compared with the NASDAQ Stock Market (U.S.) Index and an index of peer group companies selected by the Company.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

     AMONG GOLDEN POULTRY COMPANY, INC., THE NASDAQ STOCK MARKET-US INDEX
                               AND A PEER GROUP

Measurement period         Golden Poultry        Peer Group            NASDAQ
(Fiscal year Covered)       Company, Inc.          Index               Index
---------------------      --------------        ----------            ------
Measurement PT -
6/90                          $100                 $100                 $100
FYE 6/91                      $ 86                 $ 95                 $106
FYE 6/92                      $ 75                 $ 89                 $127
FYE 6/93                      $104                 $120                 $160
FYE 6/94                      $ 84                 $133                 $162
FYE 6/95                      $ 84                 $141                 $215


* $100 INVESTED ON 06/30/90 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

  The graph assumes an initial investment of $100 at the end of fiscal 1990 and the reinvestment of all dividends during the periods indicated. Companies in the peer group (Hudson Foods, Inc., Cagle's Inc., Sanderson Farms, Inc., WLR Foods, Inc., and Pilgrims Pride Corp.) are all integrated processors and marketers of poultry products.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Gold Kist is the beneficial owner (through its wholly owned subsidiary Agri International, Inc.) of 10,602,407 shares or 73% of the outstanding shares of Common Stock of the Company. Except for Directors Holding, Levergood, Gaston, McIntyre and Sands, and executive officers E. Carlyle Ragans, Sidney L. Prince, Norman R. Robinson and Don W. Mabe, all directors and executive officers of the Company served as executive officers or employees of Gold Kist during fiscal year ended July 1, 1995.

  Effective January 1991, the Company became a 51% general partner in Carolina Golden Products Company, under a general partnership agreement with AgriGolden, Inc., a wholly owned subsidiary of Gold Kist. Carolina Golden Products Company operates a poultry processing complex located in Sumter, South Carolina for the production of value added and further processed poultry products.

  Gold Kist provides certain administrative, staff and operating functions for the Company pursuant to management services agreements with the Company and Carolina Golden Products which are renewable annually. Under the agreements, Gold Kist provides a broad range of corporate functions and services. The areas of service include:

     (1) accounting, auditing and financial reporting, consultation and services;

     (2) purchasing and distribution;

     (3) marketing and advertising;

     (4) poultry feed manufacturing and consultation services;

     (5) engineering services;

     (6) information systems processing and consultation;

     (7) research, quality assurance, veterinary and technical services;

     (8) corporate protection and risk management services;

     (9) real estate and corporate planning services;

    (10) human resources management;

    (11) communications and government and public relations; and

    (12) credit services.

  For such services, the Company pays to Gold Kist (a) an annual sum equal to Gold Kist's budgeted costs in providing these services, plus (b) 5.8% of the Company's earnings before income taxes assuming a Company return on assets employed ("ROAE") of more than 10%, or 3.5% of the Company's earnings before income taxes assuming a positive Company ROAE of less than 10%. The actual amount under (a) to be paid annually by the Company is adjusted by settlement at the end of each year based upon Gold Kist's actual cost in providing the services and includes the allocated portion of the salaries and benefits of Gold Kist officers and employees who also serve as Company directors and executive officers. The incentive amounts based on earnings before income taxes have been provided for in order to fairly compensate Gold Kist for rendering services and contributing to positive Company results.

  For the fiscal year ended July 1, 1995, the payments made by the Company to Gold Kist totalled $6,042,000 which reflected payments for actual costs of $5,906,000 and incentive payments of $136,000. The budgeted annual cost amount for fiscal year 1995, exclusive of the incentive amounts based on earnings before income taxes, is $6.2 million.

  Management believes that this arrangement is advantageous for the Company since Gold Kist provides these services for Gold Kist operating groups and can produce economies of scale by "sharing" the costs of such services with the Company. Additionally, the Company derives substantial benefits as a result of the expertise, experience, management and staff capabilities, and other resources provided by Gold Kist which would not otherwise be available to the Company on as economical a basis.

  Through Gold Kist, the third largest poultry processor in the United States, the Company has direct access to marketing, quality control systems, veterinary services, processing technology and purchasing capacity. All are material factors in the success of the Company, particularly purchasing capacity which is a critical factor in the efficient procurement of feed ingredients, health products, supplies, transportation and many other production needs.

  Additionally, the Company and Gold Kist are parties to certain other agreements as follows:

    (1) A trademark license agreement with a remaining term of eight years, under which the Company is granted the non-exclusive right to Gold Kist's registered trademarks "Young 'n Tender" (R) and "The Chicken Worth Asking For By Name" (R), for a royalty of $5,000 per year. The Company also has the right to use certain of Gold Kist's other trademarks, including "Early Bird" (R), for a royalty of $100 per year under an agreement terminable on 30 days' notice.

    (2) A lease agreement whereby the Company leased from Gold Kist refrigerated storage space in Durham, North Carolina, on a depreciation and maintenance basis. The amount paid to Gold Kist pursuant to this agreement for the past fiscal year was $19,200.

    (3) A broker agreement whereby Gold Kist serves as broker for certain of the Company's poultry products, including further processed poultry products. The amount paid by the Company to Gold Kist pursuant to this agreement for the past fiscal year was $60,866.

    (4) An export services agreement under which Gold Kist provides certain managing, staffing and support activities required for the export of Company products into foreign markets and assists the Company with the transactional activities attendant to such export sales. The Company did not pay any amounts to Gold Kist pursuant to this agreement for the past fiscal year.

    (5) A commission and representative agreement executed between the Company and GKX, Inc., a foreign sales corporation which is a majority owned subsidiary of Gold Kist, under which GKX, Inc. serves as a commission agent for the Company in connection with the export sale of Company products into foreign countries. No amounts were paid to GKX, Inc. pursuant to this agreement for the past fiscal year. The Company owns 100% of the Class B Common Stock of GKX. Profits earned by GKX applicable to sales of Company products are paid to the Company in the form of dividends on this stock.

    (6) An agreement between the Company and AgraTrade Financing, Inc., a wholly owned subsidiary of Gold Kist, under which AgraTrade Financing, Inc. provides mortgage loans or leases to independent contractor poultry growers recommended by the Company to finance the growers' construction of poultry houses. The Company has agreed to bear up to 50% of any credit losses on these loans and leases. As of July 1, 1995, there was approximately $31.9 million in loans or leases outstanding, and there have been no credit losses on any of the loans or leases guaranteed under this Agreement, which has been in effect since October 1988.

    (7) A cooperative marketing agreement between Gold Kist and Carolina Golden Products Company under which Carolina Golden Products supplies a significant portion of its further processed chicken products to Gold Kist at values which approximate market and is allocated a pro rata portion of the earnings or losses, if any, realized in the cooperative marketing of such products by Gold Kist. The amount of product supplied by Carolina Golden Products Company pursuant to this agreement during the past fiscal year was $102.1 million.

    (8) GK Finance Corporation, a wholly owned subsidiary of Gold Kist, has provided various credit facilities to Carolina Golden Products Company including to two promissory term notes totaling $8.2 million at a weighted average interest rate of 6.75%, which were repaid during fiscal 1995, as well as a revolving credit facility with advances up to $15 million. At July 1, 1995, there was $9.2 million outstanding under the revolving credit facility. During the fiscal year ended July 1, 1995, Carolina Golden Products Company paid GK Finance Corporation interest on these credit facilities in the amount of $1.1 million.

  It is the intention of management that all transactions with affiliated parties will be on terms no less favorable to the Company than could be obtained from unaffiliated parties, and all such transactions with affiliates have been approved by the Company's directors who are not employed by the Company or Gold Kist.

                                   AUDITORS

  KPMG Peat Marwick LLP served as the Company's auditors for the year ended July 1, 1995, and that firm of independent accountants is serving as auditors for the Company for the current fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. Solicitation of shareholders may be undertaken by mail, telephone or personal contact by directors, officers and employees of the Company without additional compensation. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the Annual Meeting of Shareholders other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

  Whether or not you expect to be present at the meeting in person, please vote, sign, date and return promptly the enclosed proxy in the enclosed envelope. No postage is necessary if the proxy is mailed in the United States.

  The Company's financial statements, management discussion and analysis and the independent auditors' report are included in 1995 Annual Report to Shareholders.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented for consideration at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before May 22, 1996 in order to be included in the Company's proxy statement and form of proxy relating to the 1996 Annual Meeting of Shareholders.

September 25, 1995

LOGO
                          GOLDEN POULTRY COMPANY, INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
       THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 25, 1995

  The undersigned appoints H. O. Chitwood, G. O. Coan, and K. N. Whitmire, or any of them, with individual power of substitution, proxies to vote all shares of Common Stock of Golden Poultry Company, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the corporate offices of the Company, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia, on October 25, 1995 at 3:00 p.m., Atlanta, Georgia time, and at any adjournments thereof.

  Said proxies will vote on the proposal set forth in the Notice of the Annual Meeting and Proxy Statement as specified on this card and are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED REGARDING THE PROPOSAL, SAID PROXIES WILL BE DEEMED TO HAVE AUTHORITY TO VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

 I. FOR [_] (except as indicated to the contrary below), AGAINST [_], or WITHHOLD [_] AUTHORITY TO VOTE FOR the election of the following four nominees of Class III directors to serve until the annual meeting of shareholders in 1998.

   W. W. Gaston; J. W. McIntyre; D. W. Sands; J. Bekkers

  INSTRUCTION: To vote against any individual nominee, write that nominee's name on the following line:

   ---------------------------------------------------------------------------

  INSTRUCTION: To withhold authority to vote for any individual nominee(s), list name(s) below:

   ---------------------------------------------------------------------------

LOGO

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

  Please sign exactly as your name or names appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated: ____________, 1995
                                    --------------------------------
                                    Signature
                                    --------------------------------
                                    Signature if held
                                    jointly